UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(AMENDMENT NO. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2005

HILB ROGAL & HOBBS COMPANY

(Exact name of registrant as specified in its charter)

0-15981

(Commission File Number)

Virginia	54-1194795
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 747-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The Registrant amends its Current Report on Form 8-K dated September 29, 2005 (Form 8-K) (filed on October 4, 2005) as set forth in this Current Report on Form 8-K/A (Amendment No. 1) (the Form 8-K/A). The Form 8-K/A includes amendments to the following section of the Form 8-K regarding the employment terms of the appointed officer:

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers. This Item is updated for revised employment terms in connection with the officer’s appointment.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 29, 2005, the Registrant’s Board of Directors appointed F. Michael Crowley, 54, as President of the Registrant effective September 29, 2005. The news release relating to Mr. Crowley’s appointment is attached as Exhibit 99.1 to the Form 8-K and is incorporated by reference into this Item 5.02. On November 29, 2005, certain employment terms were revised in connection with his appointment.

Previously, Mr. Crowley was Executive Vice President and National Director for Property and Casualty, a position he held since September 2004. Prior thereto, he was employed by Palmer & Cay, Inc. as Vice Chairman from 2002 to 2004 and as President and Chief Operating Officer from 1998 to 2002.

Mr. Crowley’s current annual salary is $400,000. In addition, he is a participant in the corporate incentive plan which provides annual incentive compensation to key executives of the Registrant. Mr. Crowley has an employment agreement with the Registrant which contains restrictive covenants relating to matters such as the protection of confidential information, nonpiracy of customers and nonraiding of employees.

Mr. Crowley also has a change of control employment agreement with the Registrant. In the event there is a change of control of the Registrant, Mr. Crowley will be employed for a period of three years after the change of control. If the employment of Mr. Crowley terminates at any time during the three year period following a change of control for any reason other than death, cause or Mr. Crowley’s election, Mr. Crowley will receive an agreed upon amount of severance equal to two times his highest applicable annual salary and bonus. Additionally, Mr. Crowley would be eligible to receive benefits substantially equivalent to those which would have been received under the Registrant’s qualified and non-qualified plans. The change of control employment agreement provides that any excise taxes shall be paid by the Registrant, as well as any legal expenses of Mr. Crowley. If Mr. Crowley elects to terminate his employment in the first year after the change of control, but without any deemed breach by the Registrant or its successor, Mr. Crowley will be entitled to severance equal to one-half times his highest applicable annual salary and bonus. In addition, Mr. Crowley was awarded 5,000 shares of restricted stock as of November 29, 2005. The restricted stock vests 25% per year on each of four successive anniversary dates commencing two years after the date of the award, provided Mr. Crowley is employed full time by the Registrant on the applicable vesting date, and provided further that the Registrant’s operating earnings must have increased by at least ten percent on a year over year basis in at least one of the two calendar years preceding each vesting date.

On November 29, 2005, the Registrant’s Board of Directors authorized the Registrant’s entry into a new change of control employment agreement with Mr. Crowley. This new agreement has not been executed at the time of this filing. Once the new agreement is executed, the Registrant will amend the Current Report on Form 8-K/A to describe the material terms of the agreement and attach the agreement as an exhibit.

There is no family relationship between Mr. Crowley and any other executive officer or any director of the Registrant. Mr. Crowley has not had any transactions with the Registrant or its subsidiaries during 2004 or 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILB ROGAL & HOBBS COMPANY
(Registrant)

Date: December 2, 2005	By:	/s/ A. Brent King
A. Brent King
Vice President, General Counsel
and Assistant Secretary

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